Exhibit 99.1

For Immediate Release

For more information:
Jefferson Harralson
Chief Financial Officer
(864) 240-6208
Jefferson_Harralson@ucbi.com

UNITED COMMUNITY BANKS, INC. ANNOUNCES
QUARTERLY CASH DIVIDEND INCREASE AND A SHARE REPURCHASE PROGRAM INCREASE

BLAIRSVILLE, GA, November 8, 2018 – United Community Banks, Inc. (NASDAQ: UCBI) (“United”), reported that its Board of Directors approved an increase of its regular quarterly cash dividend to $0.16 per common share. The dividend is payable January 7, 2019 to shareholders of record on December 15, 2018. This represents the 5th such increase in the dividend over the past eight quarters and a 60% increase over the quarterly dividend a year ago.

The Board of Directors also authorized an increase in the Company’s repurchase program to $50 million of its outstanding common shares that may be acquired through December 31, 2019. The shares may be repurchased periodically in open market transactions at prevailing market prices, in privately negotiated transactions, or by other means in accordance with federal securities laws, and the program may be suspended or discontinued at any time without notice. The actual timing, number and value of shares repurchased under the program will be determined by management at its discretion and will depend on a number of factors, including the market price of United’s stock, general market and economic conditions, and applicable legal requirements. Repurchased shares will become treasury shares and may be utilized for general corporate purposes.

About United Community Banks, Inc.
United Community Banks, Inc. (NASDAQ: UCBI) is a bank holding company headquartered in Blairsville, Georgia with $12.4 billion in assets. The company’s banking subsidiary, United Community Bank, is one of the southeast region’s largest full-service banks, operating 150 offices in Georgia, North Carolina, South Carolina and Tennessee at the end of the most recent quarter. The bank specializes in personalized community banking services for individuals, small businesses and corporations. Services include a full range of consumer and commercial banking products including mortgage, advisory, and treasury management. Respected national research firms consistently recognize United Community Bank for outstanding customer service. For the last five years, J.D. Power has ranked United Community Bank first in customer satisfaction in the Southeast. In 2018, for the fifth consecutive year, Forbes magazine included United on its list of the 100 Best Banks in America. Additional information about the company and the bank’s full range of products and services can be found at www.ucbi.com.